INDEPENDENT AUDITORS’ REPORT

To the Shareholders of Platinum Group Metals Ltd. (An exploration stage company)

We have audited the consolidated balance sheets of Platinum Group Metals Ltd. (an exploration stage company) as at August 31, 2004 and 2003 and the consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three year period ended August 31, 2004 and the cumulative period from March 16, 2000 to August 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). These standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at August 31, 2004 and 2003 and the results of its operations and its cash flows for each of the years in the three year period ended August 31, 2004 and the cumulative period from March 16, 2000 to August 31, 2004 in accordance with Canadian generally accepted accounting principles.

Chartered Accountants
Vancouver, British Columbia
November 8, 2004

COMMENTS BY AUDITORS ON CANADA - UNITED STATES OF AMERICA REPORTING DIFFERENCES

The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements. Although we conducted our audits in accordance with both Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), our report to the Shareholders dated November 8, 2004 is expressed in accordance with Canadian reporting standards which do not permit a reference to such conditions and events in the auditors’ report when these are adequately disclosed in the consolidated financial statements.

The standards of the Public Company Accounting Oversight Board (United States) require the addition of an explanatory paragraph (following the opinion paragraph) when there are changes in accounting principles that have a material effect on the comparability of the Company’s consolidated financial statements, such as the change described in Note 2 (f) to the consolidated financial statements. Our report to the shareholders, dated November 8, 2004, is expressed in accordance with Canadian reporting standards which do not require a reference to such changes in accounting principles in the auditors’ report when the change is properly accounted for and adequately disclosed in the consolidated financial statements.

Chartered Accountants
Vancouver, Canada
November 8, 2004

Platinum Group Metals Ltd. Annual Report 2004

PLATINUM GROUP METALS LTD.
(An exploration stage company)

CONSOLIDATED BALANCE SHEET

AUGUST 31	2004	2003

ASSETS

CURRENT
Cash and cash equivalents	$2,423,176	$994,650
Marketable securities (market value-$641,375; 2003-$124,000)	331,750	58,000
Amounts receivable (Note 4)	241,135	76,411
Prepaid expenses and other	28,194	24,820
Total current assets	3,024,255	1,153,881
MINERAL PROPERTIES (Note 6)	5,995,550	3,891,653
FIXED ASSETS (Note 7)	114,214	40,887
Total assets	$9,134,019	$5,086,421

LIABILITIES

CURRENT
Accounts payable and accrued liabilities	$659,895	$169,548
Total current liabilities	659,895	169,548
FUTURE INCOME TAXES (Note 10)	427,000	359,000
Total liabilities	1,086,895	528,548

SHAREHOLDERS’ EQUITY

Share Capital (Note 8)	14,990,075	9,005,078
Contributed Surplus (Note 8 (c))	134,932	42,051
Deficit accumulated during the exploration stage	(7,077,883)	(4,489,256)
Total shareholders’ equity	8,047,124	4,557,873
Total liabilities and shareholders’ equity	$9,134,019	$5,086,421

CONTINUING OPERATIONS (Note 1)
CONTINGENCIES AND COMMITMENTS (Note 11)

APPROVED BY THE DIRECTORS:

R. Michael Jones, Director	Frank Hallam, Director

See Accompanying Notes to the Consolidated Financial Statements

Platinum Group Metals Ltd. Annual Report 2004

PLATINUM GROUP METALS LTD.
(An exploration stage company)

CONSOLIDATED STATEMENTS OF OPERATIONS
	Year ended August 31, 2004	Year ended August 31, 2003	Year ended August 31, 2002	Cumulative amount from March 16,2000 to August 31, 2004
EXPENSES
Amortization	$31,768	$15,464	$10,256	$66,819
Annual general meeting	32,125	27,060	3,717	62,902
Corporate finance fees	100,000	-	-	125,000
Filing and transfer agent fees	57,756	37,986	28,277	151,372
Insurance	13,674	9,938	7,863	34,878
Management and consulting fees	322,996	232,201	154,562	801,687
Office and miscellaneous	106,306	64,263	43,585	265,025
Professional fees	130,383	143,357	184,209	610,431
Promotion	126,464	42,560	16,816	185,839
Rent	76,619	41,896	18,870	150,795
Salaries and benefits	404,936	167,115	75,584	659,836
Shareholder relations	38,090	159,532	203,138	475,212
Stock compensation expense	92,881	42,051	-	134,932
Telephone	39,533	18,654	17,122	84,839
Travel	231,507	50,364	24,150	363,848
Other taxes	6,500	29,875	47,391	83,766
	(1,811,538)	(1,082,316)	(835,540)	(4,257,181)

Less interest and other income	430,106	177,068	23,028	692,346
Loss before other items	(1,381,432)	(905,248)	(812,512)	(3,564,835)

Other items:
Property investigations	4,591	41,508	30,467	126,241
Mineral property costs written off	1,044,542	815,714	1,090,871	2,958,452
(Gain) loss on sale and write-down of marketable securities	-	(12,802)	21,370	8,568
Equity in loss of Active Gold Group Ltd. (Note 5)	-	187,000	-	187,000
Write-down of investment in and advances to Active Gold Group Ltd. (Note 5)	90,062	24,725	-	114,787
	1,139,195	1,056,145	1,142,708	3,395,048
Loss for the period before income taxes	(2,520,627)	(1,961,393)	(1,955,220)	(6,959,883)
Future income tax recovery	278,000	212,400	453,600	944,000
Loss for the period	(2,242,627)	$(1,748,993)	$(1,501,620)	$(6,015,883)
Basic and diluted loss per share	(0.07)	$(0.07)	$(0.10)
Weighted-average number of common shares outstanding	31,640,642	25,982,475	14,821,633

See Accompanying Notes to the Consolidated Financial Statements

Platinum Group Metals Ltd. Annual Report 2004

PLATINUM GROUP METALS LTD.
(An exploration stage company)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
FROM COMMENCEMENT OF OPERATIONS, MARCH 16, 2000 TO AUGUST 31, 2004
	Common shares without par value		Obligation to issue shares	Flow-through Special Warrants		Contributed surplus	Deficit accumulated during exploration stage	Total Shareholders’ Equity
	Shares	Amount		Number	Amount
Issued for cash	1,395,001	$89,000	$-	2,605,000	$521,000	$-	$-	$610,000
Issued for mineral properties	-	-	20,000	-	-	-	-	20,000
Net Loss	-	-	-	-	-	-	(39,956)	(39,956)

Balance, August 31, 2000	1,395,001	89,000	20,000	2,605,000	521,000	-	(39,956)	590,044
Issued for cash	3,195,391	1,356,532	-	2,383,090	1,107,771	-	-	2,464,303
Issued upon exercise of share purchase warrants	2,000	1,100	-	-	-	-	-	1,100
Issued for mineral properties	210,000	57,050	(17,400)	-	-	-	-	39,650
Issued upon exercise of special warrants	2,605,000	521,000	-	(2,605,000)	(521,000)	-	-	-
Issued upon exercise of flow through special warrants	2,383,090	1,107,771	-	(2,383,090)	(1,107,771)	-	-	-
Future income taxes relating to exploration expenditures applicable to flow-through shares	-	-	-	-	-	-	(310,000)	(310,000)
Net loss	-	-	-	-	-	-	(482,687)	(482,687)

Balance at August 31, 2001	9,790,482	3,132,453	2,600	-	-	-	(832,643)	2,302,410
Issued for cash	6,864,001	1,951,135	-	-	-	-	-	1,951,135
Issued for mineral properties	102,728	36,509	(2,600)	-	-	-	-	33,909
Issued to acquire New Millennium Metals	5,468,421	1,310,385	-	-	-	-	-	1,310,385
Future income taxes relating to exploration expenditures applicable to flow-through shares	-	-	-	-	-	-	(266,000)	(266,000)
Net loss	-	-	-	-	-	-	(1,501,620)	(1,501,620)

Balance, August 31, 2002	22,225,632	6,430,482	-	-	-	-	(2,600,263)	3,830,219
Issuance of flow-through common shares for cash	1,181,346	678,589	-	-	-	-	-	678,589
Issuance of common shares for cash	3,062,500	1,411,342	-	-	-	-	-	1,411,342
Issued on exercise of mineral property option (Note 6)	571,603	200,061	-	-	-	-	-	200,061
Issued on exercise of warrants	645,990	233,389	-	-	-	-	-	233,389
Issued on exercise of stock options	96,500	35,075	-	-	-	-	-	35,075
Issued for mineral properties	47,696	16,140	-	-	-	-	-	16,140
Future income taxes relating to exploration expenditures applicable to flow-through shares	-	-	-	-	-	-	(140,000)	(140,000)
Stock options granted to consultants	-	-	-	-	-	42,051	-	42,051
Net loss	-	-	-	-	-	-	(1,748,993)	(1,748,993)

Balance, August 31, 2003	27,831,267	$9,005,078	$-	-	$-	$42,051	$(4,489,256)	$4,557,873
Issuance of flow-through common shares for cash	1,056,000	1,267,200	-	-	-	-	-	1,267,200
Issuance of common shares for cash	3,810,207	3,226,590	-	-	-	-	-	3,226,590
Issued on exercise of warrants	1,747,032	1,428,407	-	-	-	-	-	1,428,407
Issued on exercise of stock options	132,000	59,200	-	-	-	-	-	59,200
Issued for mineral properties	10,909	3,600	-	-	-	-	-	3,600
Future income taxes relating to exploration expenditures applicable to flow-through shares	-	-	-	-	-	-	(346,000)	(346,000)
Stock options granted to consultants	-	-	-	-	-	92,881	-	92,881
Net loss	-	-	-	-	-	-	(2,242,627)	(2,242,627)

Balance, August 31, 2004	34,587,415	$14,990,075	$-	-	$-	$134,932	$(7,077,883)	$8,047,124

See Accompanying Notes to the Consolidated Financial Statements

Platinum Group Metals Ltd. Annual Report 2004

PLATINUM GROUP METALS LTD.
(An exploration stage company)

CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year ended August 31, 2004	Year ended August 31, 2003	Year ended August 31, 2002	Cumulative amount from March 16, 2000 to August 31, 2004
OPERATING ACTIVITIES
Loss for the period	$(2,242,627)	$(1,748,993)	$(1,501,620)	$(6,015,883)
Add items not affecting cash
Amortization	31,768	15,464	10,256	66,819
Equity in loss of Active Gold Group Ltd.	-	187,000	-	187,000
Write-down of investment in and advances to Active Gold Group Ltd.	90,062	24,725	-	114,787
Future income tax recovery	(278,000)	(212,400)	(453,600)	(944,000)
(Gain) loss on disposal and write-down of marketable securities	-	(12,802)	21,370	8,568
Mineral property costs written-off	1,044,542	815,714	1,090,871	2,958,452
Finders fee received in shares (Note 5 and 9)	-	(100,000)	-	(100,000)
Gain on sale of mineral property	(240,000)			(240,000)
Non-cash share compensation expense	92,881	42,051	-	134,932
Net change in non-cash working capital (Note 12)	322,249	309,431	(202,266)	339,806
	(1,179,125)	(679,810)	(1,034,989)	(3,489,519)
FINANCING ACTIVITIES
Issuance of common shares	5,981,397	2,558,456	1,683,461	11,669,946
Issuance of flow-through special warrants	-	-	-	1,107,771
Issuance of special warrants	-	-	-	521,000
	5,981,397	2,558,456	1,683,461	13,298,717
INVESTING ACTIVITIES
Costs to acquire New Milennium Minerals	-	-	(231,325)	(231,325)
Acquisition of capital assets	(105,095)	(30,740)	(13,915)	(177,336)
Acquisition cost of mineral properties	(467,177)	(443,669)	(111,488)	(1,330,297)
Acquisition and exploration costs recovered	-	-	-	300,000
Exploration expenditures	(2,711,412)	(1,341,969)	(954,263)	(5,907,357)
Investment in and advances to Active Gold Group Ltd.	(90,062)	(160,327)	-	(250,389)
Proceeds on sale of marketable securities	-	193,802	16,880	210,682
	(3,373,746)	(1,782,903)	(1,294,111)	(7,386,022)
Net increase in cash and cash equivalents	1,428,526	95,743	(645,639)	2,423,176

Cash, beginning of period	994,650	898,907	1,544,546	-
Cash, end of period	$2,423,176	$994,650	$898,907	$2,423,176

SUPPLEMENTARY INFORMATION ON NON-CASH INVESTING AND FINANCING ACTIVITIES:

(i)

During the year ended August 31, 2004, the Company issued 10,909 common shares with a value of $3,600 in connection with the acquisition of mineral properties.

(ii)

During the year ended August 31, 2004, the Company received marketable securities with a fair value of $33,750 relating to the recovery of mineral properties’ costs.

(iii)

During the year ended August 31, 2004, the Company received 1,200,000 shares of Sydney Resource Corp. (TSXV:SYR) with a value of $0.20 per share in exchange for sale of a 100-percent interest in the Company’s Simlock Creek, British Columbia gold project and the termination of the earn-in requirements under a related option agreement.

(iv)

During the year ended August 31, 2003, the Company issued 47,696 common shares with a value of $16,140 in connection with the acquisition of mineral properties.

(v)

During the year ended August 31, 2003, the Company issued 571,603 shares on exercise of an option in exchange for previous reimbursement of exploration expenditures in the amount of $200,061.

(vi)

During the year ended August 31, 2003, the Company received marketable securities with a fair value of $45,500 relating to the recovery of mineral properties costs.

(vii)

During the year ended August 31, 2002, the Company issued 5,468,421 common shares with a value of $1,310,385 in connection with the Amalgamation (Note 3).

SUPPLEMENTARY INFORMATION ON CASH FLOWS:

No interest or income tax expenses were paid during the periods disclosed.

See Accompanying Notes to the Consolidated Financial Statements

Platinum Group Metals Ltd. Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. CONTINUING OPERATIONS

The Company was incorporated on February 18, 2002 by an order by the Supreme Court of British Columbia approving an amalgamation by plan of arrangement between Platinum Group Metals Ltd. (“Old Platinum”) and New Millennium Metals Corporation (“New Millennium”). Old Platinum was incorporated on January 10, 2000 as 599141 B.C. Ltd. and later changed its name to Platinum Group Metals Ltd. New Millennium Metals Corporation was incorporated in British Columbia on March 11, 1983 under the name Harvey Creek Gold Placers Ltd. and later changed its name to New Millennium Metals Corporation. As a result of the amalgamation, a new company also named Platinum Group Metals Ltd. was formed as of February 18, 2002 and it assumed all of the rights and obligations of the two predecessor corporations. As described in Note 3, Old Platinum was identified as the acquirer and the business combination was recorded as a purchase of New Millennium by Old Platinum.

The Company is an exploration company conducting work on mineral properties it has staked or acquired by way of option agreements principally in Ontario and the Republic of South Africa. The Company has not yet determined whether its mineral properties contain ore reserves that are economically recoverable. The Company defers all acquisition, exploration and development costs related to mineral properties. The recoverability of these amounts is dependant upon the discovery of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete the development of the property, and future profitable production, or alternatively, upon the Company’s ability to dispose of its interests on an advantageous basis.

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles applicable on a going concern basis, which presumes the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future. The Company has incurred losses from inception and does not currently have the financial resources to sustain operations in the long-term. The Company’s ability to continue as a going concern is dependent upon its ability in the future to achieve profitable operations and, in the meantime, to obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they become due. External financing, predominately by the issuance of equity to the public, will be sought to finance the operations of the Company; however, there is no assurance that sufficient funds will be raised.

These financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company not be able to continue as a going concern. If the going concern basis was not appropriate for these consolidated financial statements, then significant adjustments would be necessary to the carrying values of assets and liabilities, the reported expenses, and the balance sheet classifications used.

2. SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”) and include the following significant policies outlined below. These policies conform, in all material respects, with accounting principles generally accepted in the United States of America (“US GAAP”), except as described in Note 14.

(a) Principles of consolidation

These consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Platinum Group Metals (RSA) (PTY) Ltd. (“PTM RSA”). PTM RSA holds mineral rights and con ducts operations in the Republic of South Africa. All significant inter company balances and transactions have been eliminated upon consolidation.

(b) Mineral properties and deferred exploration costs

Mineral properties consist of exploration and mining concessions, options and contracts. Acquisition and leasehold costs and exploration costs are capitalized and deferred until such time as the property is put into production or disposed of either through sale or abandonment. The estimated values of all properties are assessed by management on a continual basis and if the carrying values exceed estimated recoverable values, then these costs are written down to the estimated recoverable values. If put into production, the costs of acquisition and exploration will be written off over the life of the property, based on the estimated economic reserves.

Proceeds received from the sale of any interest in a property will first be credited against the carrying value of the property, with any excess included in operations for the period. If a property is abandoned, the property and deferred exploration costs are written off to operations.

(c) Cash and cash equivalents

Cash and cash equivalents consist of cash and short-term money market instruments which are readily convertible to cash and have original maturities of 90 days or less.

(d) Marketable securities

Marketable securities are recorded at the lower of cost or market value.

(e) Fixed assets

Fixed assets are recorded at cost and are amortized on the declining balance basis at the following annual rates:

Computer equipment	30%
Computer software	30%
Office furniture and equipment	20%

(f) Stock-based compensation

The Company has adopted the original recommendations of CICA Handbook section 3870, Stock-Based Compensation and Other Stock-Based Payments, effective September 1, 2002. This section establishes standards for the recognition, measurement and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services. The standard requires that all stock-based awards made to non-employees be measured and recognized using a fair value based method. The standard encourages the use of a fair value based method for all awards granted to employees, but only requires the use of a fair value based method for direct awards of stock, stock appreciation rights, and awards that call for settlement in cash or other assets. Awards that a company has the ability to settle in stock are recorded as equity, whereas awards that the entity is required to or has a practice of settling in cash are recorded as liabilities. For stock options granted to employees and directors, the Company has adopted the disclosure-only provisions whereby pro forma net income and pro forma earnings per share are disclosed in the notes to the financial statements as if the fair value based method of accounting had been used.

Compensation expense is recognized when stock options are issued to employees and directors for the excess, if any, of the quoted market price at the date of grant over the exercise price. Any consideration paid by employees and directors on the exercise of stock options is credited to share capital.

Compensation expense is determined when stock options are issued to non-employees and is recognized over the vesting period of the option. The compensation expense is determined as the fair value of the option at the date of grant using an option pricing model.

(g) Income taxes

Future income taxes relate to the expected future tax consequences of differences between the carrying amount of balance sheet items and their corresponding tax values. Future tax assets, if any, are recognized only to the extent that, in the opinion of management, it is more likely than not that the future income tax assets will be realized. Future income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment or substantive enactment.

(h) Earnings (loss) per common share

Basic earnings per share are calculated using the weighted average number of common shares outstanding, excluding contingently returnable shares held in escrow.

The Company uses the treasury stock method for the calculation of diluted earnings per share. Diluted earnings per share is computed using the weighted average number of common and common equivalent shares outstanding during the year. Common equivalent shares consist of the incremental common shares arising upon the assumed exercise of stock

Platinum Group Metals Ltd. Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

options and warrants, but are excluded from the computation if their effect is anti-dilutive.

(i) Financial instruments

The carrying values of cash and cash equivalents, amounts receivable and accounts payable and accrued liabilities reflected in the balance sheet approximate their respective fair values. The fair value of marketable securities are as disclosed on the balance sheet.

Price risk is the risk that the value of the Company’s financial instruments will vary from fluctuations in foreign exchange rates and the degree of volatility of these rates. The Company does not use any derivative instruments to reduce its exposure to fluctuations in foreign exchange rates.

(j) Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenditures during the reporting period. Actual results could differ from those estimates.

3. AMALGAMATION

The Company was incorporated on February 18, 2002 by an order by the Supreme Court of British Columbia approving an amalgamation by plan of arrangement between Platinum Group Metals Ltd. and New Millennium Metals Corporation. In exchange for 100% of the issued and outstanding shares of New Millennium, the shareholders of New Millennium each received one share of the new company for each 1.65 shares of New Millennium. The new Platinum Group Metals Ltd. issued and delivered 5,468,421 shares to the shareholders of New Millennium. Shareholders of the old Platinum Group Metals Ltd. each received one share of the new company in exchange for every one share of the old company. All of the continuing obligations of New Millennium with regard to share purchase options, warrants and share payments were converted at a ratio of 1.65:1. This business combination has been accounted for as a purchase transaction with predecessor company Platinum Group Metals Ltd. identified as the acquirer and New Millennium identified as the acquiree. Consideration to the shareholders of New Millennium Metals Corporation consisted of 5,468,421 shares of the Company at a price of $0.24 per share. Costs of the amalgamation totalled $231,325. Total cost to the Company was therefore $1,541,710. Results of operations and financial position of New Millennium were consolidated with the accounts of the Company with effect from February 18, 2002.

The fair value of assets acquired from New Millennium was as follows:

Current Assets	$81,206
Mineral Properties	1,930,444
Capital Assets	3,697
Accrued Liabilities	(164,637)
Future Income Liability	(309,000)
$1,541,710

4. AMOUNTS RECEIVABLE

	2004	2003
Advances Receivable	$-	$35,023
Goods and Services
Tax Recoverable	33,186	16,902
South African Value Added Tax (VAT) Recoverable	198,449	-
Interest Receivable	9,500	14,152
Other	-	10,333
	$241,135	$76,411

5. INVESTMENTS

(a) Active Gold Group Ltd.

Active Gold Group Ltd. (“AGG Canada”) was incorporated under the Canada Business Corporations Act with one share issued to the Company on June 11, 2002. In August 2002 AGG Canada acquired a 100% private subsidiary in the Republic of South Africa named Active Gold Group RSA (Pty) Limited (“AGG RSA”). In 2003 the Company and other investors subscribed for further common shares of AGG Canada. At August 31, 2004 the Company held 1,461,905 shares (26.79%) of AGG Canada at a cost of $160,327. Subsequent to August 31, 2004 the Company acquired a further 1,407,069 shares of AGG Canada as described in Note 15. AGG Canada is a private corporation and it shares common directors and officers with Platinum Group Metals Ltd. Advances by the Company to AGG Cana-da were related to commercial activity in the normal course of business.

In 2003 AGG RSA failed to achieve a prospecting license for its Rooderand Gold Project and the project was abandoned. Both AGG Canada and AGG RSA are now dormant. In 2003 the Company wrote off its remaining investment in and advances to AGG Canada after recognizing its equity in the losses of AGG Canada. A summary of the Company’s investment and advances to AGG Canada is as follows:

Advances, at August 31, 2002	$5,911
Investment	160,327
Advances	45,487
211,725
Equity in loss of AGG Canada	(187,000)
Write-down of investment in and advances of AGG Canada	(24,725)
Balance, at August 31, 2003	$-
Advances	90,062
Write-down of investment in and advances to AGG Canada	(90,062)
Balance, at August 31, 2004	$-

(b) MAG Silver Corporation

During 2003 the Company was paid a finders’ fee of 200,000 shares of MAG Silver Corporation for the introduction of MAG Silver to certain people and mineral properties located in Mexico. The shares were recorded at their issue price of $0.50 per share. During 2003 the Company sold 100,000 of these shares for proceeds of $67,630. The remaining 100,000 MAG shares owned by the Company had a market value of $96,000 at August 31, 2004.

(c) Sydney Resource Corporation

On February 18, 2002, New Millennium granted Sydney Resource Corporation an option to earn a 50% interest in New Millenium’s 100% owned Simlock Creek gold project, located in the Cariboo Mining District of British Columbia, in exchange for cash payments of $53,000 over five years and $1,000,000 in work over five years. On December 2, 2003 the Company and Sydney agreed to terminate the Option and the Company then sold the property to Sydney outright in exchange for 1,200,000 shares of Sydney at a value of $0.20 per share. At August 31, 2004 these shares had a market value of $0.42 each. Subsequent to August 31, 2004 the Company exchanged 399,999 of these Sydney shares for the purchase of 1,407,069 shares of Active Gold Group Ltd. as described in Note 15.

Advances receivable consist of funds advanced to officers, directors and consulting geologists for exploration and corporate activities conducted in the normal course of business and bear no interest.

Platinum Group Metals Ltd. Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6. MINERAL PROPERTIES

Mineral properties consist of the following:

Annual Balance by Category	2004	2003	2002
Acquisition costs	$1,899,705	$1,912,895	$1,894,108
Deferred exploration costs	4,095,845	1,978,758	1,056,981
	$5,995,550	$3,891,653	$2,951,089

Annual Expenditure by Category	2004	2003	2002
Acquisition costs	$515,777	$459,809	$2,195,517
Assays & geochemical	315,001	220,334	156,324
Drilling	1,081,099	365,780	232,441
Geological	979,836	460,875	300,010
Geophysical	155,532	80,440	129,964
Maps, fees and licenses	26,904	37,318	22,782
Reclamation	4,480	-	-
Site administration	72,150	35,279	52,533
Travel	76,411	56,108	83,741
	3,227,189	1,715,943	3,173,312
Less recoveries (adjustments)	78,750	(40,335)	198,709
	3,148,439	1,756,278	2,974,603
Total beginning of year	3,891,653	2,951,089	1,067,357
Less amounts written off	(1,044,542)	(815,714)	(1,090,871)
	2,847,111	2,135,375	(23,514)
Total, end of year	$5,995,550	$3,891,653	$2,951,089

Details of specific mineral properties are as follows:

Property	August 31, 2002	Costs (Recoveries) Incurred During the Year	Properties Written Off	August 31, 2003	Costs (Recoveries) Incurred During the Year	Properties Written Off	August 31, 2004
ONTARIO
Agnew Lake	$384,568	$(33,571)	$-	$350,997	$(19,145)	$-	$331,852
Pro Am	3,125	14,699	-	17,824	3,600	-	21,424
Other Sudbury	180,031	(14,735)	(55,415)	109,881	4,974	(100,485)	14,370
Shelby Lake	308,635	247,696	-	556,331	141,675	-	698,006
Taman	129,361	30,211	-	159,572	2,771	(162,343)	-
Taman East	53,712	15,732	-	69,444	531	(69,975)	-
Senga	60,427	-	-	60,427	-	(60,427)	-
Dog River	147,341	65,293	-	212,634	1,576	-	214,210
LDI River	536,637	58,305	-	594,942	160,898	-	755,840
S Legris	474,720	84,332	-	559,052	28,317	(587,369)	-
Pebble	63,123	68,199	-	131,322	10,961	-	142,283
Stucco	368,159	26,519	(394,678)	-	-	-	-
PS Overlap	-	18,660	-	18,660	2,098	(20,758)	-
Faries Lake	-	-	-	-	76,792	-	76,792
Moshkinabi	-	-	-	-	60,824	-	60,824
Lakemount	-	9,910	-	9,910	949,882	-	959,792
Seagull	-	-	-	-	8,341	-	8,341
Other - Ontario	74,222	38,370	(60,737)	51,855	24,811	(16,895)	59,771
	2,784,061	629,620	(510,830)	2,902,851	1,458,906	(1,018,252)	3,343,505
SOUTH AFRICA
Bushveld	-	26,290	-	26,290	52,131	(26,290)	52,131
Tweespalk	19,282	106,144	-	125,426	590,708	-	716,134
Sharp Arab	-	31,709	(31,709)	-	-	-	-
Ledig	25,578	247,597	(273,175)	-	-	-	-
Elandsfontein	-	571,398	-	571,398	470,169	-	1,041,567
Onderstepoort	-	122,160	-	122,160	70,722	-	192,882
Zandriver	-	3,769	-	3,769	11,681	-	15,450
War Springs	122,168	17,591	-	139,759	494,122	-	633,881
	167,028	1,126,658	(304,884)	988,802	1,689,533	(26,290)	2,652,045
Total	$2,951,089	$1,756,278	$(815,714)	$3,891,653	$3,148,439	$(1,044,542)	$5,995,550

Platinum Group Metals Ltd. Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

6. MINERAL PROPERTIES (continued)

(a) Ontario

(i) Agnew Lake

The Company has a 99% interest in certain claims located near Sudbury, Ontario known as the Agnew Lake property subject to a 2% royalty interest payable to the original vendor.

The Company optioned the Agnew Lake property to Pacific Northwest Capital Corporation (“PFN”) on June 18, 2000. PFN may acquire 50% of the Company’s rights and interests in the Agnew Lake Property by issuing 50,000 shares to the Company, (which have been received), making cash payments to the Company totaling $200,000 over four years, ($145,000 received) and incurring $500,000 in exploration costs over four years. In the event that PFN does not incur the required $500,000 in exploration expenses on its own account, they may exercise their option by payment to the Company of any remaining unspent balance in PFN common shares.

In 2001 the Company and PFN amended the Agnew Lake Option Agreement so that PFN may make annual payments of 75,000 PFN shares towards the exercise of their option, such shares not to be valued at less than $0.60 per share. To date, the Company has received four payments of 75,000 PFN shares towards the exercise of PFN’s option. PFN has not reported any exploration expenditures spent on the project to its own account. PFN is the project operator and is responsible for completion of all assessment and filing requirements as long as it remains operator.

On June 22, 2001, the Company and PFN optioned their interests in the property to Kaymin Resources Limited (“Kaymin”), a subsidiary of Anglo American Platinum Corporation Limited. During 2004 this agreement was amended by the parties to extend the earn-in period. Kaymin may acquire a 50% interest in the combined rights and interests of the Company and PFN by making cash payments of $200,000 to each party (which have been received) and incurring exploration expenditures of not less than $6,000,000 by December 31, 2005. Kaymin can earn an additional 10% interest by completing a bankable feasibility study and arranging financing for any development or construction.

At August 31, 2004, the Company had directly performed $512,265 worth of exploration work and caused further work of approximately $2,500,000 to be performed through the joint venture arrangement with PFN and Kaymin.

During 2001, the Company and PFN acquired an option from ProAm Explorations Corporation to acquire a 100% interest, subject to a 2% NSR royalty, in three claims adjacent to the Agnew Lake property by making cash payments of $30,000, issuing 29,090 shares of the Company and the issue of 21,000 shares of PFN over two years, all of which has been paid or issued, and completing $400,000 in exploration expenditures over a four-year period. These claims became part of the Agnew Lake property and are subject to the PFN and Kaymin option agreements covering the property.

(ii) Pebble

On March 30, 2000, the Company acquired an option to earn a 51% interest in 96 mineral claims located near Thunder Bay, Ontario known as the Pebble property in exchange for cash payments of $34,000 (of which $29,000 has been paid) and the expenditure of $500,000 in exploration within 5 years from the date of the agreement. The Company can earn an additional 9% interest in the property by completing a feasibility study within 36 months of earning the 51% interest described above.

(iii) South Legris

In April 2000 the Company acquired an option to earn a 50% interest in 261 mineral claims located near Thunder Bay, Ontario known as the South Legris property in exchange for cash payments of $98,300 (paid) and the expenditure of $1,000,000 ($492,330 incurred) in exploration expenditures within 5 years of the date of the agreement. The Company also has an option to acquire an additional 10% interest by completing a feasibility study within 36 months of earning the 50% interest described above. The South Legris property has been written off as of August 31, 2004, resulting in a write-off in the amount of $587,369.

(iv) Dog River

The Company has acquired a 100% interest in the Dog River property, located in the Lac des Iles area, which is subject to a 2.5% NSR royalty in favour of the original vendor, of which the Company may purchase one half back for $1,500,000.

(v) Shelby Lake

On June 28, 2000, New Millennium entered into an option agreement to earn up to 60% interest in the Shelby Lake property, located in the Lac des Iles area. To earn a 50% interest the Company is required to make cash payments of $10,000 (paid), issue 30,303 shares (issued) and complete $500,000 in exploration expenditures over a four-year period. To August 31, 2004 the Company has incurred costs of $564,559 (August 31, 2003 - $422,884). The Company may earn a further 10% interest, for a total of 60%, by expending a further $500,000 over an additional 30-month period. The property is subject to a 2% NSR royalty, of which the Company can purchase one half back for $500,000.

(vi) Taman Lake Project

Pursuant to option agreements dated February 7, 2000 and amended on June 24, 2002 and March 25, 2003 New Millennium acquired an option to earn an undivided 100% interest in the Taman and Taman East properties, located in the Lac des Iles area. The Company was required to make payments of $97,500 over five years ($73,500 of which was paid to August 31, 2004) and issue 89,183 shares over five years (71,183 of which were issued to August 31, 2004). The Taman properties have been written off as of August 31, 2004, resulting in a write-off in the amount of $232,318.

(vii) Senga and Tib

New Millennium acquired these claims, located in the Lac des Iles region of Ontario, by staking on March 20, 2000. The Tib property was abandoned as of August 31, 2003, resulting in a write-off in the amount of $29,726. The Senga property was abandoned as of August 31, 2004, resulting in a write-off in the amount of $60,427.

(viii) Lac des Iles River

On May 5, 2000, New Millennium entered into an option agreement to acquire a 50% interest in the Lac des Iles River property in exchange for payments of $38,500 over three years (all of which has been paid) and the completion of exploration expenditures in the amount of $1,000,000 over five years, $548,316 of which has been incurred to August 31, 2004. The Company can earn an additional 10% interest on completion of a feasibility study within a further three years.

(ix) Lakemount

On November 6, 2003 the Company acquired an option to earn up to a 62% interest in the 3,017 hectare Lakemount property located near Wawa, Ontario. The Company may earn up to a 51% undivided property interest by completing $2.5 million in exploration and development expenditures ($894,604 incurred) and by making staged payments totalling $150,000 ($25,000 paid) and 150,000 common shares by December 31, 2008. The Company may acquire an additional 11% interest in the property by making a payment of $3.3 million to an underlying holder. The property is subject to NSR royalties ranging from 1.5% to 3.0% and a net sales royalty on precious stones of 1.5%, subject to buy-out and buy-down provisions.

(b) Republic of South Africa

(i) War Springs and Tweespalk

On June 3, 2002, the Company entered an option agreement whereby it may earn a 100% interest in the 2,396 hectare War Springs property and the 2,177 hectare Tweespalk property both located in the Northern Limb or Platreef area of the Bushveld Complex north of Johannesburg. Acquisition and exploration costs on these properties to August 31, 2004 total $1,350,015 (2003 - $265,185).

The Company may purchase 100% of these mineral rights at any time

Platinum Group Metals Ltd. Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

within three years from the grant of a prospecting permit on each property for US$475 per hectare in year one, or US$570 per hectare in year two, or US$690 per hectare in year three. The Company must also pay prospecting fees to the vendors of US$2.50 per hectare in year one, US$2.75 per hectare in year two and US$3.25 per hectare in year three. Prospecting permits were granted to the Company in August 2003 for the Tweespalk property and February 2004 for the War Springs property. The vendors retain a 1% NSR Royalty on the property, subject to the Company’s right to purchase the NSR at any time for US$1.4 million. A 5% finders’ fee applies to vendor payments.

In November 2002, the Company entered into a joint venture agreement with Africa Wide Mining (“AW”), a Black Economic Empowerment group in South Africa, whereby they may acquire 30% of both the War Springs and Tweespalk properties in exchange for contributing 30% of all costs.

Shortly after the Company acquired its option to acquire the War Springs and Tweespalk properties, Black Economic Empowerment company Taung Minerals (Pty) Ltd. (“Taung”) obtained a prospecting permit over portions of the War Springs property. Taung purported to own a one third interest to portions of the mineral rights on the property. The Company contested Taung’s position through a formal appeal process in the Republic of South Africa.

In September 2003, the Company, Taung and AW agreed to a negotiated settlement of the dispute by reducing AW’s participation in the War Springs project from a 30% participating interest to a 15% interest carried to bankable feasibility, and then granting Taung a 15% interest carried to bankable feasibility. The Company’s 70% interest remained unchanged.

The Company has not recorded a receivable for AW’s 30% participating interest in the Tweespalk property, which at August 31, 2004 is calculated to be $214,840 (2003 - $37,628) on the basis that collection of the amount is not reasonably assured. The amount, if any, ultimately recovered from AW will be treated as a reduction of the Company’s costs relating to the Tweespalk property when received.

(ii) Elandsfontein

In December 2002 the Company acquired an option to purchase 100% of the 296 hectare Elandsfontein property located in the Western Bushveld area. The Company made an initial payment to the Vendors of R 150,000 (approximately C$29,500) and exceeded a minimum work requirement. The Company must also pay a base price of R 43 (approximately C$8.50) per tonne of identified open castable economic resource on the property, to a minimum of R 4,000,000 (approximately C$791,000) and a payment of R 4.30 (approximately C$0.85) per tonne on any economic underground resource, both payable 90 days after the grant of a mining authorization. The Company also acquired a right to purchase the surface rights to the property at a price of R 6,500 (approximately C$1,285) per hectare.

The Company exercised its option to purchase the Elandsfontein property by way of written notice on June 26, 2003. The initial 10% of the purchase price for the mineral rights was tendered under the terms of the option agreement. The Vendors refused the tender and claim that the purchase price is unascertained or unascertainable and that the agreement is therefore void. The matter has been referred for Expert Determination as provided for in the option agreement. Management believes that its claim under the terms of the option agreement is strong and the matter will be determined in the Company’s favour.

(iii) Onderstepoort

During 2003 the Company entered into three option agreements to acquire mineral rights on seven portions comprising approximately 1085 hectares of the farm Onderstepoort 98 JQ located in the Western Bushveld. The Company may earn 100% of the mineral rights over 952 hectares and 50% of the mineral rights over the balance of 132 hectares. To earn its interests the Company must make aggregate prospecting payments to the vendors of R 745,000 (approximately C $144,000) by March of 2005, of which R 355,000 has been paid. The Company must also make aggregate purchase payments of R 8,549,000 (approximately C $1,675,000) over three years from the date of grant of prospecting permits on the various portions. During 2004 the Company was granted valid old order prospecting permits on five portions of the farm and has been given formal approval by the Government of South Africa of its new order prospecting permit applications on the remaining two farm portions. Certain portions are subject to a 1% NSR royalty which the Company may buy-back for R 5,000,000 (approximately C $975,000). One portion is subject to the vendor’s right to participate for a 15% working interest with the Company in a joint venture.

(c) Write-down of mineral properties

During 2004 the carrying values of certain of the Company’s mineral properties were determined to be impaired, resulting in a write-off in the amount of $1,044,542 (2003 - $815,714 ; 2002 - $1,090,871).

(d) Acquisition of New Millennium Metals Corporation

The Company acquired nineteen properties through the February 18, 2002 amalgamation with New Millennium. These properties have been recorded on the books of the Company at a fair value of $1,930,444 as described in Note 3.

(e) Title to Mineral Properties

Although the Company has taken steps to verify title to mineral properties in which it has an interest, in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title. Property title may be subject to unregistered prior agreements and non-compliance with regulatory requirements.

7. FIXED ASSETS

	2004			2003
	Cost	Accumulated Amortization	Net Book Value	Net Book Value
Computer Equipment & Software	$133,917	$54,880	$79,037	$28,754
Office Furniture & Equipment	45,766	10,589	35,177	12,133
	$179,683	$65,469	$114,214	$40,887

8. SHARE CAPITAL

(a) Authorized

1,000,000,000 common shares without par value

(b) Issued and outstanding

During the year ended August 31, 2004:

(i) the Company issued 10,909 common shares in connection with the acquisition of mineral properties at a fair value of $3,600.

(ii) 1,747,032 share purchase warrants were exercised for proceeds of $1,428,407 and 132,000 stock options were exercised for proceeds of $59,200.

(iii) the Company completed a private placement for total proceeds of $2,040,000 through the issuance of 2,400,000 units at a price of $0.85 per unit. Each unit consisted of one common share and one-half of one common share purchase warrant. Each whole warrant is exercisable into one common share of the Company at a price of $1.10 until October 31, 2004.

(iv) the Company closed brokered private placements for gross proceeds of $2,721,555 on July 14, 2004. Proceeds of $1,267,200 were from the sale of 1,056,000 flow-through shares at $1.20 per share and $1,454,355 was from the sale of 1,385,100 non-flow-through units at $1.05 per unit. Each non-flow-through unit consisted of one common share and one-half of one common share purchase warrant. Each whole warrant is exercisable to purchase an additional common share until January 14, 2006 at a price of $1.35 per share. Agent’s fees amounted to 8.0% of gross proceeds. Of this amount $188,842 was paid in cash and $26,362 was paid by way of 25,107 non-flow-through units of the offering at the issue price of $1.05 per unit. The Agents’ legal and other

Platinum Group Metals Ltd. Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

costs totalling $42,535 were paid by the Company, as well the Company paid $36,409 to its lawyers for legal costs relating to the private placement. The Agents also received 241,110 compensation options exercisable into common shares of the Company at a price of $1.20 per share until July 14, 2005.

During the year ended August 31, 2003:

(v) the Company issued 47,696 common shares in connection with the acquisition of mineral properties at a fair value of $16,140.

(vi) the Company issued 571,603 common shares in exchange for $200,061 worth of exploration work on the Shelby Lake and Lac des Iles River properties pursuant to an Option Agreement with Wheaton River Minerals Ltd. dated April 12, 2002.

(vii) the Company completed a private placement for proceeds of $500,000 through the issuance of 1,000,000 units at a price of $0.50 per unit. Each unit consisted of one common share and one-half of one common share purchase warrant. Each whole warrant is exercisable into one common share of the Company at a price of $0.75 until December 17, 2004.

(viii) the Company completed private placements for gross proceeds of $1,799,125. Proceeds of $767,875 were from the sale of 1,181,346 Flow-Through Units at $0.65 per unit. Each Flow-Through Unit consisted of one flow-through common share and one non-flow-through common share purchase warrant exercisable at a price of $0.85 until December 12, 2004. Proceeds of $1,031,250 were received from the sale of 2,062,500 Non-Flow-Through Units at a price of $0.50 per unit. Each unit consisted of one common share and one-half of one common share purchase warrant. A further 304,385 share purchase warrants were issued to brokers in connection with this private placement. Each share purchase warrant is exercisable into one common share at a price of $0.75 until December 23, 2004. Fees, legal and other costs of these placements totalled $209,193.

(ix) 645,990 share purchase warrants were exercised for proceeds of $233,389 and 96,500 stock options were exercised for proceeds of $35,025.

(x) 714,272 shares of the Company were released from an original total of 1,190,453 held in escrow pursuant to an arrangement whereby these shares would be released based on a predetermined schedule, such release period not to exceed three years. A further 199,308 shares remained held in escrow at August 31, 2003 subject to the terms of release of a separate escrow agreement originating with predecessor company New Millennium Metals Corporation. The terms of release provide for pro rata release of the escrow shares on the basis of 15% of the original number of performance escrow shares held for every $100,000 expended on exploration and development, subject to certain limitations.

During the year ended August 31, 2002:

(xi) the Company issued 102,728 common shares in connection with the acquisition of mineral properties at a fair value of $36,509.

(xii) the Company issued 1,327,500 common shares pursuant to a flow-through private placement at $0.25 per share, less issue costs of $12,000.

(xiii) the Company issued 250,000 common shares pursuant to a non-brokered private placement at $0.25 per share.

(xiv) the Company completed an amalgamation by plan of arrangement with New Millennium Metals Corporation on February 18th. The Company acquired all of the 9,022,895 issued and outstanding shares of New Millennium in exchange for 5,468,421 shares of the Company (Note 3).

(xv) the Company issued 1,403,572 common shares and 701,786 common share purchase warrants exercisable at a price of $0.36 until May 30, 2003 pursuant to a private placement at a price of $0.28 per unit.

(xvi) the Company closed a brokered private placement of 3.2 million common shares at $0.25 per common share, less issue costs of $70,038. Brokers’ warrants to purchase 319,000 shares at $0.25 per share until June 6, 2003 were also issued.

(c) Incentive stock option agreement

The Company has entered into Incentive Stock Option Agreements (“Agreements”) with directors, officers and employees. Under the terms of the Agreements, the exercise price of each option is set at the fair value of the common shares at the date of grant.

The following tables summarize the Company’s outstanding stock options:

	Number of Shares	Weighted Average Exercise Price
Options outstanding at August 31, 2001	840,000	$0.55
Granted	1,804,379	0.64
Exercised	(54,000)	0.48
Expired	(39,694)	0.71
Cancelled	(489,685)	0.96
Options outstanding at August 31, 2002	2,061,000	0.53
Granted	465,000	0.57
Exercised	(96,500)	0.67
Cancelled	(162,500)	0.36
Options outstanding at August 31, 2003	2,267,000	0.53
Granted	590,000	1.04
Exercised	(132,000)	0.45
Cancelled	(300,000)	0.60
Options outstanding at August 31, 2004	2,425,000	$0.65

Exercise Prices	Number Outstanding at August 31, 2004	Weighted Average Remaining Contractual Life (Years)	Number Exercisable at August 31, 2004
0.35	355,000	2.52	355,000
0.50	305,000	3.76	305,000
0.55	1,000,000	0.84	983,750
0.70	150,000	4.05	150,000
0.75	125,000	2.88	125,000
0.95	50,000	1.01	50,000
1.00	60,000	4.71	60,000
1.10	280,000	4.90	70,000
1.40	50,000	4.62	50,000
1.44	50,000	4.28	50,000
	2,425,000		2,198,750

The Company granted 515,000 stock options to employees and 75,000 to consultants during the year. The Company has recorded $92,881 of compensation expense relating to stock options granted to consultants in the year ended August 31, 2004. The Company records compensation costs for employee stock options whereby compensation expense is recognized for the excess, if any, of the quoted market price at the date of grant over the exercise price. Had compensation costs been determined based on the fair value of the options granted using the Black-Scholes option-pricing model, additional compensation expense would have been recorded as follows:

	2004	2003
Loss for the year as reported	$(2,242,627)	$(1,748,993)
Pro forma compensation expense	(241,000)	(77,000)
Pro forma loss	$(2,483,627)	$(1,825,993)
Pro forma basic and diluted loss per share	$(0.08)	$(0.07)

Platinum Group Metals Ltd. Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

The following weighted average assumptions were used in valuing stock options granted during the year:

	2004	2003
Risk-free interest rate	3.97	3.73
Expected life of options	3.47	3.50
Annualized volatility	200%	87%
Dividend rate	0.00%	0.00%

(d) Share purchase warrants

	Number of Warrants	Weighted Average Exercise Price
Balance at September 1, 2001	555,848	$0.52
Purchase warrants on amalgamation with New Millennium	1,114,695	0.88
Issued to private placement placees (Note 8 (b) (xv))	701,786	0.36
Issued to agents on brokered financing (Note 8 (b) (xvi))	319,000	0.25
Exercised and converted to common shares	(628,929)	0.66
Expired during the period	(753,878)	0.92
Balance at August 31, 2002	1,308,522	0.38
Issued to private placement placees (Note 8 (b) (vii) & (viii))	2,712,596	0.79
Issued to agents on brokeredfinancing (Note 8 (b) (viii))	304,385	0.75
Exercised and converted to common shares	(645,990)	0.36
Expired during the period	(662,532)	0.39
Balance at August 31, 2003	3,016,981	0.79
Issued to private placement placees (Note 8 (b) (iii) & (iv))	1,892,550	1.19
Issued to agents on brokered financing (Note 8 (b) (iv))	253,663	1.21
Exercised and converted to common shares	(1,747,032)	0.82
Balance at August 31, 2004	3,416,162	$1.03

Of the 3,416,162 common share warrants outstanding at August 31, 2004, 500,000 are exercisable at $0.75 per warrant expiring on December 17, 2004; 769,949 are exercisable at $0.75 per warrant expiring on December 24, 2004; 1,200,000 are exercisable at $1.10 per warrant expiring on Oc-tober 31, 2004; 241,110 are exercisable at $1.20 per warrant expiring on July 14, 2005, and 705,103 are exercisable at $1.35 per warrant expiring on July 14, 2005.

9. RELATED PARTY TRANSACTIONS

Transactions with related parties are recorded as follows:

(a) Management and consulting fees of $249,253 (2003 - $184,112, 2002 -$163,229) were incurred with directors. As at August 31, 2004 an amount of $Nil owing was included in accounts payable (2003 - $9,723).

(b) During 2003, the Company entered into a service agreement with MAG Silver Corp. (“MAG”), a company with a common director and common officer. During the year the Company received from MAG $152,353 (2003 - $38,525; 2002 - $Nil). During 2003 the Company also received a $100,000 finders fee in the form of 200,000 MAG common shares for introduction to certain people and mineral properties in Mexico. See Note 5.

These transactions are in the normal course of business and are measured at the exchange amount which is the consideration established and agreed to by the noted parties.

10. INCOME TAXES

The provision for income taxes reported differs from the amounts computed by applying cumulative Canadian federal and provincial tax rates to the loss before tax provision due to the following:

	2004	2003
Statutory tax rates	36%	41%
Recovery of income taxes computed at statutory rates	$914,651	$804,171
Effect of lower tax rates in foreign jurisdictions	(23,136)	-
Tax losses not recognized in the period that the benefit arose	(613,515)	(591,771)
Future income tax recovery	$278,000	$212,400

The approximate tax effect of the temporary differences that gives rise to the Company’s future income tax assets and liability are as follows:

	2004	2003
Future income tax assets
Operating loss carry forwards	$1,763,054	$1,148,675
Fixed assets	24,357	15,429
Share issuance costs	194,496	158,861
Valuation allowance on future income tax assets	(1,981,907)	(1,322,965)
	$-	$-
Future income tax liability
Mineral properties	$427,000	$359,000
	$427,000	$359,000

The Company has non-capital loss carryforwards available to offset future taxable income in the amount of approximately $4.9 million which expire at various dates from 2005 to 2011.

11. CONTINGENCIES AND COMMITMENTS

(a) The Company’s minimum payments under its office and equipment lease agreements which were entered into subsequent to August 31, 2004, as well as its South African subsidiary commitments are as follows:

2005	$103,817
2006	94,592
2007	76,575
2008	9,608
2009	9,608
$294,200

(b) The Company is party to a dispute regarding its right to purchase the Elandsfontein property as described in Note 6 (b)(ii).

12. NET CHANGE IN NON-CASH WORKING CAPITAL

	Year ended August 31, 2004	Year ended August 31, 2003	Year ended August 31, 2002	Cumulative amount from March 16, 2000 to August 31, 2004
Amounts receivable	$(164,724)	$217,633	$43,097	$(19,903)
Prepaid expenses and other	(3,374)	33,678	(41,601)	(28,194)
Accounts payable	490,347	58,120	(203,762)	387,903
	$322,249	$309,431	$(202,266)	$339,806

Platinum Group Metals Ltd. Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

13. SEGMENTED INFORMATION

The Company operates in one operating segment, that being exploration on mineral properties. Capitalized costs for mineral rights and deferred exploration relate to properties situated as follows:

	2004	2003
Canada	$3,343,505	$2,902,851
South Africa	2,652,045	988,802
	$5,995,550	$3,891,653

14. DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These consolidated financial statements have been prepared in accordance with Canadian GAAP, which differs in certain respects from US GAAP. The material differences between Canadian and US GAAP affecting the Company’s consolidated financial statements are summarized as follows:

Consolidated Balance Sheets

	2004	2003
Total assets under Canadian GAAP	$9,134,019	$5,086,421
Decrease in mineral properties due to expensing of exploration costs (a)	(4,095,845)	(1,978,758)
Marketable securities (d)	309,625	66,000
Total assets under US GAAP	$5,347,799	$3,173,663
Total liabilities under Canadian GAAP	$1,086,895	$528,548
Liability relating to issuance of flow-through shares (b)	110,629	39,987
Decrease in future income tax liability due to expensing of exploration costs (a)	(427,000)	(359,000)
	770,524	209,535
Shareholders’ equity under Canadian GAAP	8,047,124	4,557,873
Cumulative mineral properties adjustment (a), (b)	(4,095,845)	(1,978,759)
Cumulative future income taxes adjustment (c)	427,000	359,000
Liability recorded upon issuance of flow-through shares (c)	(110,629)	(39,987)
Marketable securities (d)	309,625	66,000
Shareholders’ equity under US GAAP	4,577,275	2,964,127
Total Liabilities and shareholders’ equity under US GAAP	$5,347,799	$3,173,662

Consolidated Statement of Loss and Deficit

	Year ended August 31, 2004	Year ended August 31, 2003	Year ended August 31, 2002	Cumulative amount from March 16, 2000 to August 31, 2004
Net loss under Canadian GAAP	$(2,242,627)	$(1,748,993)	$(1,501,620)	$(6,015,883)
Mineral property costs written off (a)	1,044,542	815,714	1,090,871	2,951,127
Acquisition costs included in write off (a)	(450,217)	(309,786)	(505,837)	(1,265,840)
Mineral property exploration expenditures (a)	(2,711,412)	(1,427,706)	(935,271)	(5,781,133)
Future income taxes (b)	(190,242)	(15,185)	(204,600)	(483,027)
Consulting (c)	-	-	(286,000)	(287,250)
Stock based compensation (c)	(125,510)	105,457	(142,747)	(162,800)
Write-down of “available for sale” securities (d)	-	-	18,450	18,450
Net loss under US GAAP	$(4,675,466)	$(2,580,499)	$(2,466,754)	$(11,026,356)
Basic loss per share under US GAAP	$(0.15)	$(0.10)	$(0.17)

Consolidated Statement of Cash Flows

	Year ended August 31, 2004	Year ended August 31, 2003	Year ended August 31, 2002	Cumulative amount from March 16, 2000 to August 31, 2004
Operating activities:
Operating activities under Canadian GAAP	$(1,179,125)	$(679,810)	$(1,034,989)	$(3,486,519)
Deferred exploration (a)	(2,711,412)	(1,427,706)	(954,263)	(5,647,357)
Operating activities under US GAAP	$(3,890,537)	$(2,107,516)	$(1,989,252)	$(9,133,876)
Financing activity:
Financing activities under Canadian and US GAAP	$5,981,397	$2,558,456	$1,683,461	$13,298,717
Investing activities:
Investing activities under Canadian GAAP	$(3,373,746)	$(1,782,903)	$(1,294,111)	$(7,386,562)
Deferred exploration (a)	2,711,412	1,427,706	954,263	5,647,357
Investing activities under US GAAP	$(662,334)	$(355,197)	$(339,848)	$(1,739,205)

(a) Exploration expenses

Canadian GAAP allows exploration costs to be capitalized during the search for a commercially mineable body of ore. Under US GAAP, exploration expenditures on mineral property costs can only be deferred subsequent to the establishment of mining reserves. For US GAAP purposes the Company has expensed exploration expenditures in the period incurred.

(b) Flow-through shares

Under Canadian GAAP, flow-through shares are recorded at their face value, net of related issuance costs. When eligible expenditures are made, the carrying value of these expenditures may exceed their tax value due to

Platinum Group Metals Ltd. Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

the renunciation of the tax benefit by the Company. The tax effect of this temporary difference is recorded as a cost of issuing the shares.

The Financial Accounting Standards Board (“FASB”) staff has taken the view that under SFAS No. 109, Accounting for Income Taxes, the proceeds from issuance should be allocated between the offering of shares and the sale of tax benefits. The allocation is made based on the difference between the quoted price of the existing shares and the amount the investor pays for the shares. A liability is recognized for this difference. The liability is reversed when tax benefits are renounced and a deferred tax liability is recognized at that time. Income tax expense is the difference between the amount of deferred tax liability and the liability recognized on issuance.

Furthermore, under US GAAP, the amounts received through the issuance of flow-through shares and not yet expended on the related mineral exploration costs are separately classified as restricted cash. Such amounts unexpended at August 31, 2004 and 2003 totalled approximately $903,422 and $595,000, respectively.

(c) Accounting for stock-based compensation

For US GAAP purposes the Company accounts for stock based compensation to employees and directors under Accounting Principles Board Opinion No 25, Accounting for Stock Issued to Employees, (“APB No. 25”), using the intrinsic value based method whereby compensation costs are recorded for the excess, if any, of the quoted market price at the date granted over the exercise price. As at August 31, 2004 no compensation cost has been recorded for any period under this method.

SFAS No. 123, Accounting for Stock-Based Compensation, requires the use of the fair value based method of accounting for stock options. Under this method, compensation cost is measured at the grant date based on the fair value of the options granted and is recognized over the vesting period. During the year ended August 31, 2004, the Company issued options to individuals other than employees and directors, which, under SFAS No. 123, resulted in $92,881 (2003 - $42,051) of consulting expenses.

SFAS No. 123, however allows the Company to continue to measure the compensation cost of employees in accordance with APB No. 25. The Company has adopted the disclosure-only provisions of SFAS No. 123.

The following pro forma financial information presents the net loss for the year ended August 31, 2004 and the loss per share had the Company adopted SFAS 123 for all stock options issued to directors, officers and employees.

	Year ended August 31, 2004	Year ended August 31, 2003	Year ended August 31, 2002
Net loss for the period under US GAAP	$(4,675,466)	$(2,580,499)	$(2,466,754)
Additional stock based compensation cost	(250,000)	(97,600)	(176,000)
Pro forma net loss	$(4,925,466)	$(2,678,099)	$(2,642,754)
Pro forma basic and diluted loss per share	$(0.16)	$(0.10)	$(0.18)

Using the fair value method for stock based compensation, additional costs of approximately $250,000 (2003 - $97,600; 2002 - $176,000) would have been recorded for the year ended August 31, 2004. These amounts were determined using an option pricing model assuming no dividends are to be paid, a volatility of the Company’s share price of 200% (2003 - 87%; 2002 – 60%) and an annual risk free interest rate of 3.97% (2003 - 3.73%; 2002 - 4.08%).

FASB Interpretation 44 states that when fixed stock option awards to employees and directors are modified, the stock options must be accounted for as variable from the date of modification to the date the stock options are exercised, forfeited or expire unexercised.

Consequently, the 313,028 stock options issued to employees and directors that were repriced on March 6, 2002 are now considered to be variable and any increase in the market price over the reduced exercise price must be recognized as compensation cost. As at August 31, 2004, the market price of the Company’s common shares was $0.55 per share resulting in compensation expense (recovery) of $125,510 (2003 – ($105,457)).

(d) Comprehensive income

In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, Reporting Comprehensive Income, which requires that an enterprise report, by major components and as a single total, the change in its net assets during the period from non-owner sources. The impact of SFAS No. 130 on the Company’s financial statements is as follows:

	Year ended August 31, 2004	Year ended August 31, 2003	Year ended August 31, 2002
Net loss under US GAAP	$(4,675,466)	$(2,580,499)	$(2,466,754)
Other comprehensive income:
Unrealized gain (loss) on marketable securities	243,625	84,450	(18,450)
Comprehensive net loss under US GAAP	$(4,431,841)	$(2,496,049)	$(2,485,204)
Comprehensive loss per share	$(0.14)	$(0.10)	$(0.17)

(e) Accounting for derivative instruments and hedging activities

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which standardizes the accounting for derivative instruments. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company does not engage in hedging activities or invest in derivative instruments. Therefore, adoption of SFAS No. 133 has no significant financial impact.

(f) Recent accounting pronouncements

In December 2002, the FASB issued FAS No. 148¸ Accounting for Stock-Based Compensation - Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based compensation. It also amends the disclosure provisions of that statement. The disclosure provisions of this statement are effective for financial statements issued for fiscal periods beginning after December 15, 2002.

In April 2003, SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities, was issued. In general, this statement amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The Company adopted this standard on July 1, 2003. Adoption of this standard did not have a material impact on the Company’s financial position or disclosure.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equities. SFAS No. 150 requires certain financial instruments that were accounted for as equity under previous guidance to now be accounted for as liability. SFAS No. 150 applies to mandatorily redeemable stock and certain financial instruments that require or may require settlement by transferring chase or other assets. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has not issued any financial instruments that fall under the scope of SFAS No. 150. The Company adopted this standard on September 1, 2003. Adoption of this standard did not have a material impact on the Company’s financial position or disclosures.

In January 2003, the FASB issued FIN No. 46, Consolidation of Variable Interest Entities, an interpretation of ARB No. 51. FIN No. 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for

Platinum Group Metals Ltd. Annual Report 2004

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 is effective for all new variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN No. 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company adopted FIN No. 46 on September 1, 2003. Adoption of this standard did not have a material impact on the Company’s financial position or disclosures.

In March 2004, the Emerging Issues Task Force issued EITF 04-2, Whether Mineral Rights are Tangible or Intangible Assets (“EITF 04-2”). The Task Force reached a consensus that mineral rights are tangible assets. In April 2004, the FASB issued proposed FASB Staff Positions (“FSPs”) FAS 141-1 and FAS 142-1, Interaction of FASB Statements No. 141, Business Combinations (“SFAS 141”), and No. 142, Goodwill and Other Intangible Assets (“SFAS 142”) , and EITF Issue No. 04-2, Whether Mineral Rights are Tangible or Intangible Assets. The proposed FSPs amend SFAS 141 and 142 to conform them to the Task Force consensus. The FSPs are effective for the first reporting period beginning after April 29, 2004. The Company does not anticipate that the adoption of EITF 04-2 and FSPs 141-1 and 142-1 will have a material impact on the Company’s results of operations, financial position or disclosures.

In March 2004, the EITF issued EITF 04-3, Mining Assets: Impairment and Business Combinations. EITF 04-3 requires mining companies to consider cash flows related to the economic value of mining assets (including mineral properties and rights) beyond those assets’ proven and probable reserves, as well as anticipated market price fluctuations, when assigning value in a business combination in accordance with SFAS 141 and when testing the mining assets for impairment in accordance with SFAS 144. The consensus is effective for fiscal periods beginning after March 31, 2004.

15. SUBSEQUENT EVENTS

(a) On September 30, 2004 the Company acquired 1,407,069 shares of Active Gold Group Ltd. (“Active Gold”) from six of Active Gold’s founding shareholders, all of whom are at arm’s length to the Company, in exchange for 399,999 shares of Sydney Resource Corporation, with a value of $131,200 on that date, paid from the Company’s holdings of that security. As Active Gold is estimated to have nominal value the transaction was entered into for the purpose of preserving existing business relationships and the Company will record the exchange in the subsequent period as an expense.

(b) On September 24, 2004 the Company acquired an option to earn up to a 70% interest in the Seagull property located in the Nipigon region of Ontario. The Company can earn an initial 50% property interest by completing certain exploration expenditures and cash payments over 5 years. Cumulative exploration expenditures required are $500,000 within 12 months from the date of the option agreement, $1.5 million within 24 months, $3.0 million within 36 months, $5.0 million within 48 months, and a cumulative total of $7.5 million within 60 months from the date of the option agreement. The initial $250,000 in work is a firm commitment. The Company can earn an additional 10% property interest by completing a bankable feasibility study for the property and may then earn a further 10% property interest by providing or arranging production financing. Required cash payments to the vendors are an initial $75,000 within 30 days of the agreement (paid), $75,000 within year one, $125,000 within year two, $125,000 within year three, $150,000 within year four, and $200,000 within year five for an aggregate total of $750,000. The property is subject to underlying NSR Royalties of 2.4% from which the Company may buy-back 1.4% for $2.0 million.

(c) Subsequent to year end the Company optioned a 100% property interest in the Moss Lake property for optional cash payments of $85,000 over 3 years ($10,000 paid) and optional share payments of 40,000 common shares over 3 years. The property is subject to an underlying 3% NSR Royalty, from which the Company may buy-back 2.0% at a price of $500,000 per one-half percentage point bought back.

(d) On August 5, 2004 the Company entered into new office and equipment lease agreements as described in Note 11.

(e) On October 26, 2004 the Company entered into a joint venture with, Anglo American Platinum Corporation Limited and Africa Wide Mineral Prospecting and Exploration (Pty) Limited (the “Venture”) to pursue platinum exploration and development on combined mineral rights covering 67 square kilometres on the Western Bushveld Complex of South Africa. The Company will contribute all of its interests in portions of the farms Onderstepoort 98JQ and Elandsfontein 102JQ. Anglo Platinum will contribute its interests in portions of the farms Koedoesfontein 94JQ, Elandsfontein 102JQ and Frischgewaagd 96JQ. The Company and Anglo Platinum will each own an initial 37% working interest in the Venture, while Africa Wide will own an initial 26% working interest. Africa Wide will work with local community groups in order to facilitate their inclusion in the economic benefits of the Venture in areas such as training, job creation and procurement.

The Company will operate and fund an exploration program in the amount of Rand 35 million (approx. US$ 5.6 M; C$7.0 million) over the next five years. Minimum expenditures in year one in the amount of Rand 5 million are a firm commitment by the Company. Optional expenditures in years two and three are also Rand 5 million and in years four and five amount to Rand 10 million in each year. After Rand 35 million in expenditures have been funded by PTM, the parties will fund their portion of further expenditures pro-rata based upon their working interest in the Venture.

Once a bankable feasibility study has been completed the respective interest of the parties will be adjusted to reflect their relative contribution of measured, indicated and inferred ounces determined in accordance with the South African SAMREC geological code at rates of US $0.50 per inferred ounce, US $3.20 per indicated ounce and US $6.20 per measured ounce. Each party will have the opportunity to contribute capital necessary, if so desired, to maintain their respective initial working interest in the JV. The JV agreement also provides a mechanism whereby Anglo Platinum may elect to become a “non-contributory participant” to the JV and by doing so would be subject to dilution.

The targets for exploration on the joint venture properties will be the Merensky and UG2 reefs of the Bushveld Complex, which incorporates an existing mine, formerly Anglo Platinum’s BRPM platinum mine, and the Styldrift property, contributed to the BRPM JV by the Royal Bafokeng Nation.

(f) Subsequent to year end 1,297,484 common shares were issued pursuant to the exercise of 1,200,000 warrants at a price of $1.10 per share and 97,484 warrants at a price of $0.75 per share for aggregate proceeds of $1,393,113.

Platinum Group Metals Ltd. Annual Report 2004